Exhibit 99.2

INSITUFORM TECHNOLOGIES, INC.
March 5, 2008
8:30 a.m. CT

Operator:	Good day, and welcome, everyone, to the Insituform Technologies fourth quarter and year end earnings results conference call. Just a reminder, today’s call is being recorded.

Any financial or statistical information presented during this call, including and non-GAAP measure, the most directly comparable GAAP measures and reconciliation to GAAP results will be available on our Web site, www.insituform.com.

During this conference call, we’ll make forward-looking statements, which are inherently subject to risks and uncertainties.  Our results could differ materially from those currently anticipated due to a number of factors described in the SEC filings and throughout this conference call.  We do not assume the duty to update forward-looking statements.  Please use caution and do not rely on such statements.

Now, I’d like to turn the call over Insituform’s chairman of the board and interim CEO, Al Woods. Please go ahead.

Al Woods:	Good morning and thank you for joining us for Insituform’s conference call on the fourth quarter and year-end 2007 results.

I am Al Woods, chairman of the board and interim CEO of Insituform Technologies.  Joining me on today’s call are the following Insituform executives, Tom Vossman, senior vice president and chief operating officer; David Martin, vice president and chief financial officer; David Morris, senior vice president, general counsel and chief administrative officer.

After my opening remarks, we will address your questions.

2007 was a very challenging year for our company.  We are pleased to report that we were able to substantially complete the shutdown of our tunneling operations in the fourth quarter.  As a result, we have reported tunneling as a discontinued operation for all periods presented in your press release.  You will note that we have reported income from continuing operations of $9 million or 33 cents per diluted share.  These results were favorably impacted by a one time litigation settlement of $4.5 million pre-tax.

However, we are not satisfied with these results as they are well below what this company can and will produce for its stockholders.  That said, I am encouraged by the progress we made as a company in the fourth quarter.  Please recall when we last spoke in October, we promised aggressive action in four areas.  They were first, restoring growth and earnings stability to our North American CIPP business unit; second, geographic and product diversification; third, cost reduction and fourth, the incorporation of an acquisition strategy.

Allow me to give you a brief recap of our progress in these areas.  With regard to the North American CIPP business, you are all familiar with the market weakness that has challenged us throughout the past year.  I wish I could tell you that we expect the market to rebound in 2008, but we do not.  With respect to the marketplace, we expect a flat to slightly down year.  That means we are going to have to market aggressively, manage our projects efficiently and continue to reduce costs to improve results in a down market.

We are also mindful of the need to be well positioned for the eventual rebound in the North American marketplace.

Despite the current weak market, we maintained our backlog volume and improved our backlog margin in the U.S. CIPP business unit during the fourth quarter.  We are very encouraged about completing the fourth quarter with the highest level of awards and apparent low bid volume we have experienced in the most recent eight quarters.  We have completed the realignment of our sales force to increase focus on negotiated business, and we expect this realignment to yield positive results in 2008.

To improve our operating efficiency, we restructured our project execution teams and put many of them through expensive retraining to resolve the execution problems that plagued us early in 2007.  We have realigned our cost structure in the field, including the reconfiguration of crews and equipment to better positioned – to be better positioned to respond to the increasing volume of small diameter work.  We also have leaned up our fleet and employed new tube delivery modes to further reduce operating costs.  We expect these changes to result in annualized cost savings of approximately $5 million.

With regard to geographic and product diversification, the news is also encouraging.  During the fourth quarter, we were awarded projects in India and Hong Kong valued at more than $48 million.  Additionally, our European operation had one of its best quarters in history and for the full year recorded revenue growth of 24 percent.  This growth was partially fueled by expansion into new markets in Eastern Europe.  In Europe, year over year backlog grew 13 percent.  As we have projected, we fully expect to have $80 million of backlog by the end of the 2008 in our new international ventures.  The continued success in the diversification of our markets will provide protection against discreet market cycles such as we are experiencing in North America today.

At our Tite Liner operation, revenue declined year over year, but profitability increased.  The revenue decline was largely associated with a short-term decline in work in Canada.  Factually, we entered 2008 with record backlog, and we remain bullish on Tite Liner, expecting significant revenue growth in 2008.

We continue to position our Insituform blue products in the marketplace.  While we expect and anticipate that I Blue™ will contribute only modest profitability in 2008, we continue to believe that I Blue™ is an extremely important part of our future.  Our recently awarded Hong Kong projects include a significant portion of I Blue™ work.  In 2008, we will pursue I Blue™ work in North America, Europe, Asia and Australia.  We anticipate making further announcements regarding additional exciting I Blue™ projects in the near future.

We continue to see expansion of our product iPlus™ Infusion™ across North America and most recently Australia.  We also recently qualified our iPlus™ Composite proprietary product for project work in India.

I touched on our progress in field cost reduction in my remarks on the North American CIPP business.  We previously advised you that we would eliminate on an annualized basis $12 million in overhead by the end of 2008.  As you will note in our fourth quarter results, we have made progress toward this goal.

Regarding acquisitions, we have nothing to report at this time.  However, we continue to evaluate opportunities that will allow us to build on our existing strength in the market or that give us access to proprietary technologies that are strategically valuable and allow us to leverage our distribution channels.

In summary, while we are not pleased with the results we reported last night, we believe that we are moving in a positive direction.  We are taking the steps necessary to achieve an appropriate level of growth and profitability in the future.

Before opening up the line for your questions, let me touch on two other areas I expect you will want to discuss.  First, you are aware of a Schedule 13 filing by TRF Master Fund and Water Asset Management and of certain demands they have made on our board of directors.  As is our practice, we frequently communicate with our stockholders, and we expect to continue to do so.  With respect to Water Asset Management’s demands, we will communicate with our stockholders at the appropriate time and in an appropriate manner.  The purpose of this call is to discuss the company’s earnings and its prospects.  We will not address Water Asset Management issues on this conference call.

Second, I will update you on our CEO search.  I am pleased to report that we are at the end of this process and expect to make an announcement within a few weeks.  I am enthusiastic about the news that we expect to share you shortly on this subject.

With that, I will ask the operator to open the line for your questions.

Operator:
Thank you.  If you do have a question at this time, please press star, one on your touch-tone phone.  If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.

Once again, star, one if you have a question. We’ll pause for just a moment.

We’ll take our first question from Arnie Ursaner with CGS – I’m sorry, CJS Securities.

Arnie Ursaner:	Al, good morning.

Al Woods:	Hey, good morning, Arnie.

Arnie Ursaner:
The first question I have is a major swing versus my expectation was on the SG&A line and I just – trying to kind of back end fill here.  We had previously thought you had as much as corporate G&A in the tunneling section and it’s pretty close to the amount that you beat us on the SG&A line.  What was the SG&A in tunneling and now that it’s discontinued, how much did that impact Q4 SG&A, if you will?

Al Woods:	Thank you, Arnie. I’m going to allow David to respond to your question.

David Martin:
Yes.  The one thing that is somewhat confusing with the fact that we’d had this continued operations at the end of the year is that we had a certain amount of corporate allocation that was included in tunneling before.  That’s no longer allowed to be allocated to tunneling so some of that came back to the other segments.  But within the tunneling segment itself, there was only about a half a million dollars of costs for the quarter.  That’s not included in – it’s included in discontinued operations.

The fourth quarter numbers – the fourth quarter operating expenses were reduced significantly because of several one-time things, but it’s also part of our ongoing cost reduction effort.

Arnie Ursaner:
Spend a little more time on some of the one-times and I assume you reduced headcount and I’m also guessing you may have had some bonus reversals.  Could you just highlight what the one-times were that reduced SG&A expense?

David Martin:	Yes. The first item relates to a cancellation of the stock compensation by senior management representing about $700,000.

There were, as compared to prior periods, there were no – little or no incentives, compensation accruals made during the quarter.  Therefore, on a normalized basis, you would have seen more expense, but in the quarter there was little or nothing.  And then, the rest of the reduction does come from actual expense reductions, some of that being field expense reductions and some of that being corporate as well.

Arnie Ursaner:
My final question is a little more strategic.  I know that there’s a major engineering publication each year that does a survey of buyers of CIPP processing, and a year or so ago it had given us a warning things were getting pretty tough.  What is the current status of that and I remember, Al, you had indicated when you first came in that you were spending a great deal of time with customers trying to get a feel for what you needed to do to get your percentage of their dollars.  So two broad questions.  One is what are the dollars you’re seeing being spent?  Number two, what did you – what were you told by municipalities at that point and given the changing environment for municipal revenues, what would you expect to see today?

Al Woods:	That’s a compound question. Let me – and if I fail to respond to an element, Arnie, come right back and let me know which I missed.

Let’s go – let me begin with the end of your question which was, “What did I hear from municipalities?” and if you’ll recall, all of that was teed up by a belief that there was a correlation and causality between housing – a reduction in housing starts and spending in CIPP rehab in North America.  And I was very interested in trying to understand what were the true drivers?

When I went out and spoke to our primary customers, I heard more that spending was driven by primarily consent decrees and they were spending as they were mandated to and so in summary, that was the principle issue that influenced patterns.  Now, I also found that in terms of how monies were being spent that there was a purposeful shift from high cost projects to low cost projects to gain increased mileage out of the spend while trying to manage the spend so ergo a shift to smaller volume in the projects to satisfy remediation mandates.

So, that said, the – I didn’t quite understand your question about the piece about the engineering. Can you – can you – can you help me with that one?

Arnie Ursaner:
Sure.  There was a survey done last year, which, it’s done every year where it basically does a review of all of the major buyers or spenders of municipalities for CIPP work.  They indicate kind of an industry demand number.  It’s an annual survey done where, again, it’s been a pretty good indicator of future demand.

Al Woods:	Got you. Got you.

Tom Vossman:
Yes.  Arnie, this is Tom.  I think you’re referring to the UCT Survey that actually just came out.  If I’ve got it right and our marketing department has it now, it’s projecting a modest growth in spend.  I wanna say the number is between 2 and 3 percent.  It’s in the low 2 percent range, like 2.1.  The portion related to rehab and then that subportion related specifically to CIPP is projecting to remain somewhat flat in the low-to-mid 60 percent range of that being spent on rehabilitation.  And that seems to be – we also have recently completed a macroeconomic study – tried to look at indicators and then what we see in our own funnel through our sales force and if you triangulate that data, it would suggest to you that before the impact of inflation, we would expect the market to be somewhere in the 1 to 2 percent range for the next 12 months.

Al Woods:
Before we leave that point, which is the third piece of your question as I heard it, and if I didn’t hear it correctly, let me know.  Our experience, given the spending patterns, is encouraging because we seem – based on what we see, we seem to be growing our win rate and that’s very, very encouraging to us in terms of how we will sustain our operations and achieve the desired operating results in this soft market.  So, our win rate appears to be growing, which is very encouraging to us.

Was that the last piece of your question?

Arnie Ursaner:	Yes, it was. OK. Thank you.

Operator:	Thank you. We’ll go next to Richard Paget with Morgan Joseph.

Richard Paget:	Good morning, everyone.

Al Woods:	Good morning, Richard.

Richard Paget:
Now that you’re mix is increasingly becoming international, I wondered if you could talk a little bit more about the risks involved in how you structure your contracts and maybe you can use the Delhi contract specifically, just given that it’s such a different environment to work with them.

Al Woods:
Yes.  I’m going to – let me begin and then Tom will fill in – let me begin by affirming that moves, projects in what I would refer to as exotic geography is scrutinized quite heavily.  We are very concerned about risks associated with projects and so there is a rigorous process that is undertaken to ensure that we have essentially captured all of the risk components and understand, if you will, what we’re getting into.

In markets like that, we tend to focus on the type projects that fall within – if I can use a vernacular – our sweet spot – things that we are known to do very, very well and we try to align those competencies with the essentials or the specifics – specifications of the project that we are undertaking.

So, to boil that – distill that down, our project in India as an illustration happens to be a large diameter in a project in a type of working environment that we are very familiar with and conditions that we are very familiar with.  We have examined it and scrutinized it and we are very, very comfortable that it falls within our bandwidth and we can handle it with a modest amount of risk.  We also have aligned ourselves with one of the most prominent utility contractors in India.  So, we do not assume that we fully understand the environment, but we are confident that aligned with this partner, we’re well positioned.

That said, in a sort of overview or macular way, Tom.

Tom Vossman:
Yes, Richard, although we don’t like it with the softness in the North American market, one of the advantages with our scale we can offer is to provide training resources abroad.  We’ve been able to assist some of our international partners in the construction of wet out facilities with our engineering group.  We’re taking some of our most seasoned veterans in large diameter works sending them, for example, to India with perhaps half a crew to provide onsite training with people that have 10, 20, 30 years of experience and then the third thing we’ve done in addition to the – we have a process – it’s pretty rigorous on dual corporate review of the estimates with people that have estimated this work for years.  The last thing is we’re bringing – many of our partners send crew members over to the U.S. and we’re actually training for weeks on end some of the crew members on the various aspects of CIPP, installation, curing the tube, tap cutting, et cetera, so we’ve – it’s been very good and fortunately we’ve – with our size – we’ve been able to help in all those areas and, in particular, your question was on India and it seems to be setting up very nicely.

Richard Paget:	OK. But bottom line, it’s still a fixed price contract and contractually, you haven’t been able to kind of pass through any of that risk back to the customer.

Al Woods:	Can you help me? Help us understand – can you give us that question one more time because I want to ensure that we understand what you’re asking?

Richard Paget:
Sure.  It’s still – you’re doing fixed price contracts here, and I know you’ve outlined how you’ve rigorously looked at it and try to take any safeguards, but – you know – it’s still a relatively new market for you guys and – you know – there’s lots of other extraneous things that can happen and I guess as you called it an exotic local, there’s nothing that you can do cost plus or it’s still a fixed price contract I guess is what I’m getting at.

Al Woods:
Yes.  That is true.  It is a fixed price contract.  However, some of the more favorable elements of doing work in that kind of environment, (a) the specifications of the work.  We know a number of competitors so it’s the type of project where that requires a history of a pretty sophisticated organization to handle.  And so what’s the meaning of that?  The meaning of that is you offset some of the risk by pricing just a little higher.  So the margins are a little more attractive.

As a result of the margins being attractive, we have the cushion that allows, we believe, based on our assessment that allows us to engage this kind of work with a reasonable, and I say reasonable, because there are always risks, but a reasonable amount of risk.

Richard Paget:	OK. And then moving onto Tite Liner sequentially had a nice jump in backlog, was that one large order or was it an amalgamation of several orders?

Tom Vossman:
Yes, Richard, this is Tom.  It’s an amalgamation of several orders.  They typically don’t see a lot of large project work.  On occasion, we’ll see some international work with some of our customers that’s pretty large in scope, but the backlog we’ve seen at the end of 2007 is across the U.S., South America, some offshore work, so it’s diversified very nicely.

We still feel very strong that we’ll probably perform work on five continents this year with Tite Liner.

Richard Paget:	So, do you see that being a seasonal jump or do you see this being more of a longer term trend?

Tom Vossman:
As long as the prediction is that the oil and gas industry is going to kind of stay where it is and as long as that’s true, we see additional investment popping up all over the world that requires the type of work Tite Liner does.  The same thing holds true for the mining industry.  As long as prices hold on certain commodities, it seems to be a very strong market for us so given that the indications are that both of those industries are to remain strong, we see this as a trend that should continue.

Richard Paget:	OK, thanks. I’ll get back in queue.

Al Woods:	Thank you.

Operator:	We’ll go next to John Quealy with Canaccord Adams.

Chip Moore:
Hey, good morning.  This is actually Chip Moore on behalf of John.  Looking at backlog can you talk about what you’re seeing with pricing and then with the tunneling business going away maybe address kind of margins for the new contribution?

Al Woods:	Chip, is Chip correct?

Chip Moore:	Yes, that’s right.

Al Woods:	Thank you, thank you, Chip.

Tom Vossman:
Chip, this is Tom.  We’ve indicated to you that we see a flat U.S. market overall with the North American rehab group.  I will tell you that in certain regions in North America, we are seeing improvements in market activity.  It’s not necessarily an all encompassing flat market and in those areas where we’ve seen that, we’ve been able to raise prices and take advantage of these opportunities.

Other areas of North America still remain soft and it’s making backlog a challenge, but overall, we have seen a slight uptick in margins in the North American market.  We – with respect to Tite Liner – as tunneling goes away, we’re seeing – we expect to see margins generally in the same range that you see them in 2007.  We don’t see much decline at all.  I wouldn’t expect a whole lot of movement upwards either because we’re doing projects in further distances, but generally we’re seeing opportunities to raise prices where we can.

Chip Moore:	OK. Great. And with the tunneling business going away, can you talk about visibility? Is that something that’s improved now?

Al Woods:	Do you mean, Chip, I want to make sure we understand your question. Do you mean do we have greater visibility into our markets as a result of tunneling no longer being a part of our operation?

Chip Moore:	Right. In terms of – you know – your outlook into revenue – you know – just does that improve your visibility now that that goes away.

Al Woods:	I can tell you what I think it does improve. It improves our focus on our fundamental business. It improves our ability to drive our core issues to produce the proper results in our core business.

I think in terms of the allocation of executive and corporate energy, there’s an improvement because we’re no longer – we’re less diversified and we’re all – you know – driving to the same kinds of issues, and I don’t know if that responds to your question, but that’s how I would respond to the question I think I heard.

Chip Moore:	Sure. No, I guess what I’m trying to get at is – you know – any plans now to introduce some sort of – you know – kind of broad top line guidance or directional revenue outlook?

Al Woods:	Not at this time, Chip. Not at this time.

Chip Moore:	Great. Thanks.

Operator:	And we’ll go next to David Manthey with Robert W. Baird.

David Manthey:
Good morning.  Al, I was wondering if you could please help us understand what would you say is a normal or acceptable gross margin in the North American CIPP business?  I know you’re driving to improve margins, but what level would you consider OK and second, what do you think the key drivers are to improving gross margin in the core sewer rehab business?

Al Woods:	I’m going to give you my impressions and then I’m going to turn it over to both David and Tom because there may be a small divergence in view.

First, were you asking specifically about North America?

David Manthey:	Yes.

Al Woods:	Was it North America or CIPP business in general?

David Manthey:	Primarily, North America.

Al Woods:	OK, thank you, because there is a variance in margins – in expected margins, which we experience in a variety of geographies.

When I look at North America, I believe in the current environment that a range of 18 to 20 percent all in is the range that we’re going to have to learn to live with.  How we learn to live that?  We reduce our costs.  We are more efficient.  We are more productive.

As we examine ourselves or benchmark ourselves against others in the marketplace, both publicly visible and not, it would seem that we are competitively productive.  We have to – we believe – take advantage of our technology, take advantage of our proprietary products that we have at our disposal that others do not to reduce our costs so that we can leverage our operations to produce improved results in the 18 to 20 percent gross profit margin environment.

David Manthey:	OK. Thank you.

And second, in terms of the industrial and negotiated work that you’re targeting, can you talk about the efforts that you’ve made to target that sector of the business and then also what percentage of your North American backlog today is non-municipal?

Tom Vossman:	Yes, David, this is Tom.

Can you repeat the first part of your question?

David Manthey:	I’m just wondering what steps have been taken to more aggressively target the industrial/negotiated type of work?

Tom Vossman:	OK, yes, great.

We announced, I think, last quarter on the call that we were in a process of realigning our sales force to create more focus and visibility on negotiated work.  We’ve completed that realignment.  It’s now in place.  We’re very optimistic about what we’re seeing in early activity.  We actually – I get information on a weekly basis about the activity of that sales force in terms of how much they’re pursuing non-bid work.

I don’t have the number to separate industrial – let’s say – as just a sector for you, but I will tell you is that as we come out of fourth quarter and enter 2008, we’re seeing a backlog – the percent of our backlog that’s what I’ll just define as non-bid work in the range of 22 percent and increasing.  So, we’re pleased with the progress that we’re making along those lines.

Al Woods:
David.  Can I come back?  You were asking me about North American rehab and you’re asking about something informational – information that may be directional and I said – you know – does it improve our ability to do that and would we and I sort of implied not at this time.

If you’re asking as a organization on a consolidated basis what our outlook is, can I respond that way? Would that be a satisfactory way of responding to your question?

David Manthey:	Sure.

Al Woods:	We’re looking to top line growth of between 5 and 10 percent for the year on a consolidated basis, without tunneling.

Operator:	And we’ll go next to Steven Braverman with East Hills Partners.

Steven Braverman:	Good morning. I have a three part question.

Have you been approached in any way during the past year by any strategic or financial buyer?  If you were to retain an investment banker, would you disclose this to your shareholders?  And thirdly, have you, in fact, at this time retained an investment banker?

Thank you.

David Morris:
Steven, this is David Morris.  Al – you know – somewhat addressed that issue with regard to demands of Water Asset Management and we did not believe that this is the appropriate forum to respond to those questions.  We will correspond with our shareholders at the appropriate time and in the appropriate manner.

Steven Braverman:	When might that be?

David Morris:	We will make that announcement when we make the announcement. You know, it’s premature at this time to say when we will be doing that.

Steven Braverman:	So you can’t disclose whether or not you’ve retained an investment banker at this time?

David Morris:	As I said, at this point we are not going to discuss those issues.

Operator:	We’ll go next to Debra Coy with Janney.

Debra Coy:	Good morning, everyone.

Al Woods:	Good morning, Debra.

Debra Coy:
A follow up question on the margin issue.  You said that margin has improved in backlog in the fourth quarter.  You said that gross margins look like their going to stick in the 18 to 20 percent range in the North American market and it sounds like the improvement in the fourth quarter was more related to some geographies so I guess what I’m trying to understand is how we should think about the overall margin direction in rehab and another way to look at that is how should we think about the mix?  Certainly, you’ve announced some large international projects.  We haven’t seen the K filing yet, but I’m guessing that rehab was probably 20 percent or so international at the end of 2007.  Can you give a sense of where that should end up or roughly kind of where the directional mix is going for 2008 and then how we should think about margins in the offshore business?

Al Woods:	Good. Yes. Multipart, but let’s start with David and let’s see what he – we’ll all pitch in.

David Martin:
You’re right, Debra.  The margins in the international market that are a higher rate than what we’re seeing in North America and we said 18 to 20 percent, we’re probably talking about in the international markets particularly, Europe, it’s in the low-20s margin wise and I expect the same for our other international markets, including Asia.

And, overall, as a mix this coming year, margins will improve simply because we were seeing margins lower than 18 to 20 percent for the bulk of 2007.

Debra Coy:	Right. How is the – can you say where the international versus U.S. mix ended up at the end of 2007 and it may be too early to tell, but if you have any idea of how that might look at the end of 2008?

David Martin:	You talking about overall relation – international …

Debra Coy:	Within – right – within rehab?

David Martin:	I mean total international is about 25 percent. I think it’s around 30 percent actually if you look at the strict numbers, but that includes some of the international Tite Liner business.

Debra Coy:	Right.

David Martin:	So, taking you just into rehab, I think it’s more like a lower – less than 25 percent.

Al Woods:	I think it’s something like 23 percent – something like that, Debra.

Now, David, 2008?

David Martin:
I expect that to be a little bit higher in 2008.  As far as the strict number, probably a little bit in excess of 25 percent.  And particularly as we’ve gone into India, India is going to be the part of the revenue in 2008, therefore, that will have an impact on it.  The rest of the other international growth outside of Europe is going to be coming through equity earnings so you won’t see the top-line growth.

Debra Coy:	That’s right. That’s right. OK.

Al Woods:	I was just going to mention. Part of the complication in responding to that question is the mixture of how we’re structured and some of that international is not – doesn’t get consolidated.

Debra Coy:	Right.

Al Woods:	It shows up in equity earnings.

Debra Coy:	Exactly. So we should expect to see that line moving up in 2008 as well as it did in the fourth…

David Martin:	Fully expect …

Debra Coy:	Right. OK.

David Martin:	Our ventures in Hong Kong and Australia lost money in 2007 and we don’t expect to see that this year.

Debra Coy:
That is helpful.  And then looking at the market and, as you said earlier, there’s been a lot of discussion about what’s going on in the market and, Tom, you mentioned that your own survey work is showing that it looks like it will be flat in North America.  I’m wondering if you have any early thoughts on the municipal bond disruptions that have been taking place with the Auction Right Security Market and reduced issuance of bonds.  Is that something you’re keeping an eye on?  Something that you’re concerned about having an impact later or do you feel that given the consent decrees and the given the ongoing collection of sewer fees at the local level that muni bond issuance isn’t a major driver for your business?

Al Woods:
We’ve been trying to figure that out and I’ve had discussions with other people who are not necessarily in this direct business, but access business through municipalities in similar fashion and we’ve been trying to understand what the potential impact of the bond market disruption will be on our businesses.  We have not seen any sign of it to date, Debra.

Debra Coy:	Yes.

Al Woods:
The municipalities are not exhibiting behaviors to us thus far that would imply that there’s a connection – doesn’t mean that there won’t be one and it’s something we need to keep an eye on and be very cognizant of and sensitive to.  But as of right now the activity that we are looking to down the road seems to be at the same rate or even a slight uptick.

Tom.

Tom Vossman:
Yes.  Debra, the visibility we have and this is largely being driven by the internal survey we talked about last call where we polled about – I think our top 355 customers projecting out, having our sales force talk to them on a much more frequent basis, I would concur with Al that internally we don’t see it as a major driver.  We see the consent decrees in place and some activity we’ve seen, like in Hawaii, driving the business like they said it would.  If everything in the funnel were to happen, it would indicate that we would see a slight uptick this year and given that our win rate’s been very positive lately, I think that’s a good sign.  But we’re also applying a little bit of discounting based on what we’ve seen in the past slide, some municipalities delay in spending to a new fiscal year and even with that, you come back to this number that says it’s flat to slightly up.  So, …

Debra Coy:	It’s OK. I understand.

Tom Vossman:	. . . we’re kind of sticking with that.

Debra Coy:
Yes, I understand that the crystal ball is a little murky at this point and I guess just then in the near term, your backlog growth and win rates have been good and that is still in terms of bidding opportunities that you’re seeing, that’s still holding up for the time being.

Tom Vossman:	It is.

Debra Coy:	OK.

Tom Vossman:	We’re very encouraged as we sit here today.

Debra Coy:
OK.  Over on the Tite Liner business the very strong backlog growth as you’ve noted, can you talk a little bit about how you’re approaching that business.  I know there’s been some discussion in the past that you’ve added sales resources there.  Are you continuing to add – do you have the sales structure in place and it’s more than dependent on market demand or are you kind of pushing that market a little from your end as you’re building your focus on it?

Tom Vossman:
We’re pushing it for sure on our end.  We have added sales resources.  A lot of the key leaders in Tite Liner actually do much of the selling themselves.  As we’re executing as well as the business has in growing actually growing more on the execution side preparing for the growth that we’re seeing offshore.  It’s freeing up management to participate more in looking at new jobs.  Actually, I just got back last week on a trip with some very interesting prospects of work that we haven’t seen before.

So, we’re pushing it. It’s being pushed by the leadership of Tite Liner and as Al alluded to, we fully expect to see double digit growth this year and it doesn’t appear to be going away.

So, we’ll continue to invest in additional business development resources as we learn more about the markets, particularly, in some of the ones where we haven’t been in for some time, if at all.  You know – we completed our first project successfully in China.  Some of our international partners are providing leads to us.  That’s offering a pre-look at new work as we train some of our new joint venture partners on the Tite Liner product.  That’s yielded some positive things so that’s also a nice funnel for us of leads that, at least in a few cases, has led this close business.

Debra Coy:
OK, thanks.  That’s helpful and my last question for David Martin.  David, you mentioned cost savings on the SG&A line and plus the lower accruals for compensation.  How should be think about the SG&A line going forward?  Is a 19ish – 19 to 20 kind of million range on a quarterly basis around what we’re looking at excluding additional cost savings in ’08 or how are you thinking about that?

David Martin:
What I would expect to see is that you’ll see a little slightly higher SG&A for the first half of the year and you’ll start trending down.  Q4 is certainly a low end in the range because of the fact that we had – did have these unusual accruals – low accruals and the one-time stock compensation adjustment.  So, starting out early in the year, it’s going to be a little bit higher and as some of these cost savings initiatives start to take hold, start ramping down towards – maybe at or below 20.

Debra Coy:	OK. All right.

David Martin:	So, what I would say is that – you know –certainly we’re going to have less SG&As than we did last year, significantly less.

Debra Coy:	All right. Yes. Understood. Thanks, guys.

Al Woods:	Thank you.

Operator:	We’ll go next to Sam Asa with Fortress.

Sam Asa:	Hi. Good morning.

I wonder if you could help us to understand various litigation you’ve been involved in and I guess, first of all, with regard to Per Aarsleff, what’s the basis of your lawsuit and do you consider it going it alone in Europe without Per Aarsleff and wouldn’t that turn your partner into a competitor?

Al Woods:
Well, I’m going to allow David to respond to the question but – so that you understand the landscape.  Per Aarsleff is a competitor against Insituform.  We happen to be a partner in enterprise in one country, Germany.  They compete against us as they do other people in this business in all other western European countries.  We also compete in eastern European countries.  We also compete in India.  Per Aarsleff happens to perform CIPP work in India.  When we won this Indian bid, we actually won against Per Aarsleff and others so I want you to understand that in terms of the competitive landscape, there is nothing different about what’s going on now or what will be going on in the near term.

So, having said that, David, the question is about litigations.

David Morris:
Yes, and, Sam, it’s generally our practice not to comment on pending litigation.  You will note that there are certain disclosures regarding certain litigations in our pubic filings and that is how we elect to comment on litigation.

Sam Asa:	OK. So you wouldn’t – you wouldn’t want to comment on the basis of the lawsuit for this one?

David Morris:	No. The – you know – there will be disclosure regarding the Per Aarsleff litigation in our 10-K, which will be filed, hopefully, some time this week.

Sam Asa:
OK.  And historically, let’s say for the past five or 10 years, what kind of expense – legal expense – are you incurring?  I guess, what kind of return you’ve been seeking?  I guess going forward currently and also if you can comment on what kind of return you made from these law suits in the past five or 10 years?

David Morris:
Again, that’s something we’re not going to talk about.  I will note that we have had a number of tunneling claims in the funnel which has resulted in increased legal spending.  We also have been spending money in terms of seeking patent and other IP protection for our new intellectual property so there has been an increased spending in the legal budget.  Over time, I do see that coming down though.

Sam Asa:	OK. And can you disclose that amount – what that amount has been recently?

David Morris:	No, we will not.

Sam Asa:	OK. And I guess last one for the CAT contracting settlement. What kind of – what kind of legal bill did you pay for that?

David Morris:	Again, that’s something that we elect not to disclose.

Sam Asa:	OK. Thank you.

Operator:	We’ll go next to Jack Kasprzak with BB&T.

Adam Tallheimer:	Hey, this is Adam Tallheimer calling in for Jack.

I just had a couple of quick modeling questions here.  First of all on the tax rate, if you take out the taxes that you paid on the legal settlement in the quarter, it appears that you had a net tax benefit and this would be for the second quarter in a row and I guess the question is – you know – number one, what’s driving that?  And number two, looking forward – you know – what should we assume for your normalized tax rate?

David Martin:
That’s a good question.  We did have significant tax benefits in the second half of the year as a result of primarily driven around where we made the money.  We have certain tax jurisdictions that we had to pay very low tax rates in.  In the mix, that always changes.  It’s a fairly dynamic thing throughout the year.  Plus, we did do some serious tax reorganization a year ago and that’s – we’re starting to see early results of that.

And then we also had some things – developments – in the second half of the year relating to some tax credits that we were able to achieve and a few things relating to net operating losses that we’re going be able to enjoy in the future, which we had previously thought we would not so there were some adjustments to that.

So, as far as projecting off of 2007, I certainly don’t believe we’re going to have a negative 1.1 percent tax rate going forward.  I would expect to see normalized tax rates in the coming year of between 25 and 30 percent.

Adam Tallheimer:	Great. Thanks for that. And then lastly, can you provide us with any cap ex guidance for 2008?

David Martin:
Yes, I can’t say anything…we’ve spent about $15 million on continuing operations this last year.  I expect that to grow a little bit this coming year as a result of our joint venture in India.  We have to now fit the crews to do this large diameter work, plus the small wet out, and we have our other international things in I Blue™.  It’s going to require some cap ex so I expect anywhere in the range from $18 to $22 million.

Adam Tallheimer:	Great. Thanks so much.

Operator:	And as reminder, star, one if you do have a question. We’ll go next to Francesca McCann with Stanford Financial.

Francesca McCann:	Hi there. Good morning.

Most questions have already been answered but a question on raw materials.  We haven’t talked about this in awhile about kind of what you’re seeing and budgeting for, particularly, felt and resin annually, and then what you’re seeing moving forward and then also if you can give us detail of kind cost per square foot installed for resin and felt?

Al Woods:	Good morning, Francesca. Tom, can you respond?

Tom Vossman:
Yes.  I don’t have the information on the cost per square foot on those and probably wouldn’t disclose those anyway given – you know – that we enjoy some purchasing power, but we on the resin side in 2007, we completed an RFP and qualified four vendors now versus the one contract that we had probably stated in years past.  That has resulted in very favorable purchasing for us in resin.  We have seen no net increase in price over the past six to 12 months and the projection is that we should be able to maintain that.  We’ve negotiated some nice deals and so while we still build in a little bit of hedge into our estimates, particularly on multi-year deals, we’ve got much more visibility and control over that and we feel good about it so we don’t see the volatility or change that we saw back in ’05 and ’06 happening going forward.

The same really applies to fiber.  We’ve qualified an offshore vendor, ran tests, our R&D group’s been involved so we now have the capability to run multiple fiber, different fiber from various vendors, including one offshore.  That’s allowed us to control our pricing on fiber as well.  We don’t see a lot of volatility in it so I would tell you that we’ve got both under control very well, Francesca, looking forward.

Francesca McCann:	OK. And in terms of visibility how far out?

Tom Vossman:
We’re able to vary – I mean we know our pricing out six months for sure and we get a good sense.  We have our vendors are now working with us on forecasting models based on what they look at as leading indicators for feed stock on what effect that might have on pricing, obviously, in the oil and gas sector so we’re able to get forecasted pricing as far out as 12 months.  That doesn’t mean it’ll stick necessarily, but we are getting six to 12 months and have real good visibility and security in pricing it out to about six months.

Francesca McCann:	OK. Great. Thank you.

And then just a kind of broad question – you know – I guess probably, Al, for you, what you believe the kind of true earnings power of the company is for the next two to three years or so and expecting to get there through possibly straight revenue growth or improving gross margins?  How high could we see gross margins just kind of drilling down – you know – where you think that’ll come from and what you see as earnings power?

Al Woods:	Great question. And short of giving, providing absolute guidance, let me share with you what I think about.

I think about our North American operations and I do see it as a great foundation for our organization properly managed and so it’s a maintenance market and we’re working to stabilize it so that it does provide the foundation and I think even in and with that foundation, which is very important to us, we can have and enjoy respectable levels of earnings and I’m not referring to a juggernaut or a growth engine, I’m referring to a very nice business that maintains it’s marketshare, that produces predictable margins and we can do quite nicely with that.  And when you couple that with the opportunities we have through our other strategic initiatives, that is the opportunities that we have for our continued and ongoing growth in Europe.  We see that as a continuum.  We don’t see, there’s no indication that the last three years or four years have been an anomaly.  In fact, there’s considerable excitement about what we see in Europe and our opportunity to continue our growth and what we see internationally, both with respect to the opportunities and the margins associated with those opportunities, excite us.

And so when I couple all that together, Francesca, I believe that this company in the future is going to produce significant gains in profitability and have reason – very reasonable to attractive revenue growth and that’s what we’re capable of doing and I think that’s what we will do.

I am encouraged, as you know that I’ve been here since August filling this role, and it would appear that I’m about to exit stage left, but I can tell you in this duration, I have become convinced that through effective management, there is considerable opportunity here and I know you would like me to quantify what all of that means and you know also that that’s difficult for us, but I hope that you’re getting the flavor and feel of what I’m seeing, what I’m feeling and what should be manifested for this company in the future as a result of the attention, the disciplines that we are baking in now and the vision – that very clear vision that we have about our company and where the opportunities are.  What we should be focused on.

Francesca McCann:	OK. Sounds good. Thank you. That’s all.

Operator:	And we’ll take a follow-up from Debra Coy with Janney.

Debra Coy:
Yes, just an income statement question, David.  On the India project, I know we’ve talked about this before, but I apologize for not being quite clear.  You will be accounting that that’s a 50-50 joint venture.  Will that come in through the income statement or is that an other income item?

David Martin:
No, India will be a consolidated entity.  It’s actually – call it 51 percent on entity so you’ll see in the entire P&L of India coming in and then the 49 percent minority interest will be – show up in that one line in minority interest in net income.

Debra Coy:	Going back to the partner?

David Martin:	Going back to the partner.

Debra Coy:	OK.

David Martin:	You’ll see that all the contracting revenue coming through the top line.

Debra Coy:	OK. Got it.

And, finally, for Al, I don’t think this is talking about issues that you’ve said you’re not going to talk about to ask the question of the anticipated timing of your proxy filing?

Al Woods:	Debra. David. As you know, we have – that has not been determined clearly as yet, but broad brush, David?

David Morris:	Yes, Debra. You know – I would anticipate that we would file a preliminary proxy statement in – you know – the next few weeks.

Debra Coy:	OK.

David Morris:	You know, at this point, we have not set the date for our annual meeting and we don’t have a date yet for filing the definitive proxy statement.

Debra Coy:	OK. So, there’s nothing in your charter that sets a date by when you have to hold the annual meeting.

David Morris:	There’s a provision in Delaware law that would – you know – require when that meeting must occur.

Debra Coy:	And that says?

David Morris:	I believe it’s 13 months after the prior year’s annual meeting.

Debra Coy:	OK. All right. That’s helpful.

All right. That’s good. Thanks.

Al Woods:	Thank you.

Operator:	And there are no other questions. At this time, I’d like to turn the conference back to our speakers for any closing remarks.

Al Woods:
Well, thank you very much.  Thanks to all and enjoyed the opportunity to address you regarding our view of Insituform.  Should you have questions that we did not have the opportunity to address and/or we did not address thoroughly, please feel free to give us a call and we’d be happy to chat with you.

Thank you very, very much.

Operator:	Thank you, everyone. That does conclude today’s conference. You may now disconnect.

END